090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20190108317-12**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **03/11/2019 2:32 PM**
	Entity Number **E0427292005-7**

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Parallax Health Sciences, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation - Document Number: 20190073699-76

3. Filing date of the original document for which correction is being made: 02/20/2019

4. Description of the inaccuracy or defect:

The Certificate of Designation was supposed to be accompanied by a Certificate of Validation (attached hereto). Additionally, the effective date of the Certificate of Designation was incorrect when originally filed.

5. Correction of the inaccuracy or defect:

(i) The Certificate of Validation is attached hereto;
(i) The effective date of the Certificate of Designation should be June 17, 2011.

6. Signature:

X [redacted]

Authorized Signature

Paul Arena, CEO
Title *

03/11/2019
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

PARALLAX HEALTH SCIENCES, INC.

CERTIFICATE OF VALIDATION

March 11, 2019

This Certificate of Validation (this "Certificate") is filed on behalf of Parallax Health Science, Inc., a Nevada corporation (the "Corporation"), pursuant to Section 78.0296 of the Nevada Revised Statutes ("NRS"), which provides that, if a corporate act ratified or validated pursuant to such section would have required any filing with the Secretary of State pursuant to the provisions of such title, or if such ratification or validation would cause any such filing to be inaccurate or incomplete in any material respect, the Corporation shall make, amend or correct each such filing in accordance with Section 78.0296 of the NRS, and that any such filing, amendment or correction must be accompanied by a certificate of validation indicating that the filing, amendment or correction is being made in connection with a ratification or validation of a corporate act in accordance with Section 78.0296 of the NRS and specifying the effective date and time of the filing, amendment or correction, which may be before the date and time of filing.

I, Paul Arena, the Chief Executive Officer of the Corporation, hereby certify on behalf of the Corporation as follows:

1. This Certificate shall accompany, and is to be appended to, that certain Certificate of Designation (the "Certificate of Designation"), filed on February 20, 2019, Document Number: 20190073699-76, with the Nevada Secretary of State in accordance with Section 78.0296 of the NRS.

2. The Certificate is being filed in connection with a ratification or validation of a corporate act in accordance with Section 78.0296 of the NRS.

3. The effective date and time of filing of the Certificate of Designation is June 17, 2011 (Pacific Time).

[SIGNATURE PAGE FOLLOWS]

PARALLAX HEALTH SCIENCES, INC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation as of the date set forth above.

Parallax Health Science, Inc.,
a Nevada corporation

By: [redacted]
Name: Paul Arena
Title: Chief Executive Officer

The undersigned hereby certifies that the person named above is the duly elected, qualified and acting Chief Executive Officer of the Corporation, and that the signature appearing above is his true and genuine signature.

By: [redacted]
Name: Calli R. Bucci
Title: Corporate Secretary

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20190073699-76**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **02/20/2019 8:37 AM**
	Entity Number **E0427292005-7**

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

PARALLAX HEALTH SCIENCES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SEE ATTACHED CERTIFICATE OF DESIGNATION - SERIES A PREFERRED STOCK

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [redacted]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PREFERRED STOCK OF PARALLAX HEALTH SCIENCES, INC.

Pursuant to Sections 78.195 of the Nevada Revised Statues (the "NRS"), as Amended, Parallax Health Sciences, Inc., a Company organized and existing under laws of the State of Nevada (the "Company"), does hereby submit the following:

WHEREAS, Company has 500,000,000 shares of common stock, par value $.0.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value 0.001 (the "Preferred Stock"), outstanding, and the Company's Board of Directors (the "Board") is authorized to issue and establish one or more series of the Preferred Stock and to fix the designation, rights, preferences, powers, restrictions and limitations thereof; and

WHEREAS, an aggregate of 823,691 shares of Series A preferred stock have heretofore been issued and remain outstanding; and

WHEREAS, it is in the best interest of the Company to confirm the Series A designation, the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof to the Series A preferred stock.

NOW THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board by the Company's Articles of Incorporation, as amended (the "Articles"), a series of preferred stock of the Company has been created out of the authorized but unissued shares of the capital stock of the Company, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

1) Designation. Eight Hundred Fifty Thousand (850,000) shares of the authorized and unissued Preferred Stock of the Company are hereby designated "Series A Preferred Stock" (the "Series "A" Preferred Stock").

2) Dividends: The Series A Preferred Stock shall be entitled to receive cumulative, compounding, dividends at an annual rate of seven percent (7%), payable semi-annually, which at the option of the Company may be "payment in kind" ("PIK") or cash (provided that if the Company is not legally permitted to distribute cash dividends it shall nevertheless pay dividends to holders by PIK to the extent legally permissible. Dividends will cease upon conversion or redemption of the Series A Preferred Stock into PRLX's Common Stock.

3) Conversion Rights.

   a) *Elective Conversion.* Each Share of Series A Preferred Stock shall be convertible at any time by the holder thereof at a conversion rate 20 shares of Common Stock for each share of Series A Preferred Stock held.

   b) *Forced Conversion.* The Company shall have no forced conversion rights to the Series A Preferred stock.

c) *Conversion Ratio.* The Conversion Ratio of the Series A Preferred Stock will be subject to proportional adjustment for stock splits, stock dividends, and the like and to adjustment on a narrow-based weighted average basis for issuances at a purchase price less than the then-effective Conversion Ratio, subject to the following carve outs:

i) the issuance of Common Stock to employees, consultants, officers or directors of the Company pursuant to stock purchase or stock option plans or agreements approved by the Company's Board.

ii) the issuance of securities in connection with acquisition transactions approved by the Board.

iii) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board.

iv) the issuance of securities in a private placement or public offering.

d) *Effect of Conversion.* All Shares of Series A Preferred Stock converted as provided herein shall no longer be deemed issued and outstanding as of the effective time of the applicable conversion, and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4) Voting Rights. Each Share of Series A Preferred Stock shall have no right to vote on any matter to be submitted for a vote to Common Stock shareholders of the Company, until such time as conversion into Common Stock has taken place.

5) Adjustment. In the event that the Company shall, at any time after the issuance of any Share of Series A Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Series A Preferred Stock.

6) Consolidation, Merger, Etc. In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the Shares of Series A Preferred Stock and any cumulative dividends shall at the same time be redeemed by the Company in accordance with redemption rights provided herein, or similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series A Preferred Stock.

7) Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

8) Assignment. Each holder of Shares of Series A Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder's respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares.

9) Redemption Rights. The Company may, by a resolution of the Board and in compliance with the NRS, redeem and purchase any of its issued and outstanding Series A Preferred Stock. No such purchase or redemption shall be made if the Company is insolvent at the time of the proposed purchase or

redemption or if the proposed purchase or redemption would render the Company insolvent. If the Company proposes, at its option, to redeem some but not all of the shares of any class or series, the Board may, subject to the special rights and restrictions attached to such shares, decide the manner in which the shares to be redeemed shall be selected and such redemption may or may not be made pro rata among every shareholder holding any such shares as the Board may determine.

10) Re-issuance. No share or shares of Series A Preferred Stock acquired by the Company by reason of conversion, redemption or otherwise shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the Company's treasury under the status of undesignated and un-issued shares of Preferred Stock of the Company.

11) Notices. Unless otherwise specified in the Company's Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Company, shall be delivered to it as its principal executive offices, and if to any Series A Holder, shall be delivered to it at its address as it appears on the stock books of the Company.

12) Transfer Agent Notice. The Company shall immediately, upon filing of this Certificate of Amendment, provide its transfer agent with copies of this Certificate of Amendment and notify its transfer agent of all rights, conditions, terms and requirements hereunder. In the event the Company changes transfer agents following the filing of this Certificate of Amendment, any new transfer agent shall immediately receive copies of these Articles and be notified of all rights, conditions, terms and requirements hereunder.

13) Amendment. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of a majority of Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Series A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which dividends on the Series A Preferred Stock accrues or accumulates, without the prior written consent of holders of at least seventy-five (75%) of all outstanding Shares of Series A Preferred Stock.

14) Severability. If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect. If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the undersigned directors have hereunto set their hands to this Certificate of Designation on February 5, 2019.

[redacted]
Paul R. Arena

[redacted]
John L. Ogden

[redacted]
Calli R. Bucci

[redacted]
Edward W. Withrow Jr.

[redacted]
Nathaniel T. Bradley